[CABLETRON LOGO]



                                35 Industrial Way
                         Rochester, New Hampshire 03867


                                  June 12, 1996


Dear Stockholder:

        We  cordially   invite  you  to  attend  our  1996  Annual   Meeting  of
Stockholders on July 17, 1996 at Cabletron Systems, Inc., Training Facility, Pease International Tradeport, Newington, New Hampshire.

        At this meeting you are being asked to elect one Class I director.

        Your Board of Directors recommends that you vote in favor of the nominee for election as director. You should read with care the proxy statement which describes the nominee and presents other important information. Please complete, sign and return your proxy promptly in the enclosed envelope.

        We hope that you will join us on July 17, 1996.

                                   Sincerely,




S. Robert Levine                             Craig R. Benson
President and Chief                          Chairman of the Board
Executive Officer                            and Chief Operating Officer

                                 CABLETRON LOGO



                    Notice of Annual Meeting of Stockholders

                                  July 17, 1996

        Notice is hereby given that the Annual Meeting of Stockholders of Cabletron Systems, Inc. will be held at Cabletron Systems, Inc., Training Facility, Pease International Tradeport, Newington, New Hampshire 03801, on July 17, 1996 at 10:00 a.m., Eastern Time, for the following purposes:

          1. To elect one Class I director to serve until the 1999 Annual Meeting of Stockholders.

          2. To transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.

        Only stockholders of record at the close of business on May 29, 1996 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any and all adjourned sessions thereof.



                                            By order of the Board of Directors,



                                             MICHAEL D. MYEROW, Secretary


Rochester, New Hampshire
June 12, 1996



IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                             CABLETRON SYSTEMS, INC.
                                35 Industrial Way
                         Rochester, New Hampshire 03866

                         Annual Meeting of Stockholders

                                  July 17, 1996

                                 PROXY STATEMENT

        The enclosed form of proxy is solicited on behalf of the Board of Directors of Cabletron Systems, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at Cabletron Systems, Inc., Training Facility, Pease International Tradeport, Newington, New Hampshire 03801, on July 17, 1996, at 10:00 a.m., and at any and all adjourned sessions thereof. A proxy may be revoked by a stockholder, at any time before it is voted, (i) by returning to the Company another properly signed proxy representing such shares and bearing a later date, (ii) by otherwise delivering a written revocation to the Secretary of the Company or (iii) by attending the Meeting or any adjourned session thereof and voting the shares covered by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting. In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below.

        The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation therefor in addition to their regular salaries) may communicate directly or by mail, telephone, or other communication methods with stockholders to solicit proxies. The Company will also reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

        The holders of record of shares of Common Stock, $.01 par value (the "Common Stock"), of the Company at the close of business on May 29, 1996 are entitled to receive notice of and to vote at the Meeting. As of that date the Company had issued and outstanding 72,388,152 shares of Common Stock. Each such share of Common Stock is entitled to one vote on each matter to come before the Meeting.

        It is expected that this Proxy Statement and the enclosed form of proxy will be mailed to stockholders commencing on or about June 12, 1996.

        The Company's Annual Report to Stockholders, including consolidated financial statements for the year ended February 29, 1996, is being mailed to the Company's stockholders with this Proxy Statement.

                              ELECTION OF DIRECTOR

        The Board of Directors has voted to fix the number of directors at five. The Company's Restated Certificate of Incorporation, as amended, and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Unless otherwise instructed, the enclosed proxy will be voted to elect the person named below as Class I director for a term of three years expiring at the 1999 Annual Meeting of Stockholders and until their successor is duly elected and qualified. If the nominee should become unavailable, such proxy will be voted either for a substitute nominee designated by management, unless instructions are given to the contrary, or the directors will fix the number of directors at four. Management does not anticipate that the nominee will become unavailable. A plurality of the votes represented at the meeting is required to elect the nominee for director. The nominee as Class I director, and the incumbent Class II and Class III directors, are as follows:


                           Nominee as Class I Director
                                Term Expires 1999

Michael D. Myerow, 47
Director since 1989
Member of the Incentive Compensation Committee

Mr. Myerow has been a partner in the Franklin, Massachusetts law firm of Myerow & Poirier since June 1987. He joined the firm in June 1986. From September 1979 to March 1986, Mr. Myerow was General Counsel of Exeter Equities, Inc., a consulting firm.


                               Class II Directors
                                Terms Expire 1997

S. Robert Levine, 38
Director since 1983

Mr. Levine founded the Company in March 1983 and has been President, Chief Executive Officer and a director of the Company since that date.

Donald F. McGuinness, 63
Director since 1989
Member of the Incentive Compensation Committee and Audit Committee

Mr. McGuinness has been Chairman, President and Chief Executive Officer of Electronic Designs, Inc., a semiconductor memory company, since November 1987. From December 1983 until January 1987, Mr. McGuinness was Executive Vice President and Chief Operating Officer of Sprague Electric Company, an electronic components manufacturer.

                               Class III Directors
                                Terms Expire 1998

Craig R. Benson, 41
Director since 1984

Mr. Benson was Director of Operations of the Company from November 1984 until April 1989, when he became Chairman, Chief Operating Officer and Treasurer.

Paul R. Duncan, 55
Director since 1989
Member of the Incentive Compensation Committee and Audit Committee

Mr. Duncan is Executive Vice President and President, Specialty Business Group since October 1995 and had been Executive Vice President and Chief Financial Officer from May 1985 to October 1995 and a director since February 1989 of Reebok International Ltd., a manufacturer of athletic footwear and apparel. Mr. Duncan is also a director of BGS Systems, Inc., a computer software company.

Beneficial Ownership

The following table sets forth the amount of Common Stock of the Company beneficially owned (as determined under the rules of the SEC), directly or indirectly, as of May 29, 1996, by (i) each director, each of the chief executive officer and all other executive officers of the Company in fiscal 1996, and by all directors and officers as a group and (ii) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company and the percentage of the class outstanding represented by each such amount.

                             Shares of Common
                             Stock Beneficially           Percent of
                             Name Owned                   Class

S. Robert Levine (1)+         9,475,462(2)                13.1%

Craig R. Benson (1)+          9,635,854(3)                13.3

Paul R. Duncan+                  39,167(4)                  *

Donald F. McGuinness+            36,450(4)                  *

Michael D. Myerow+              246,725(4)(5)               *

Christopher J. Oliver         1,024,212                    1.4
,
David J. Kirkpatrick              8,342(4)                  *

All directors and officers
as group (7 persons)         20,466,212                  28.3

- -----------------------
* Less than 1%
+ Director of the Company

   (1) Mr. Levine's and Mr. Benson's address is c/o Cabletron Systems, Inc., 35 Industrial Way, Rochester, New Hampshire 03866.

   (2) Includes (i) 458,726 shares of Common Stock transferred to Mr. Levine's former spouse over which Mr. Levine maintains voting control as long as his former spouse is the beneficial owner of such shares and (ii) 136,550 shares held in the Levine Family Charitable Trust.

   (3) Includes 2,900 shares held in the Benson Family Charitable Trust.

   (4)  Includes  options  held  by  Messrs.  Duncan,  McGuinness,   Myerow  and
Kirkpatrick exercisable with respect to 37,500, 26,500, 20,000 and 8,000 shares, respectively.

   (5) Includes a total of 212,500 shares held in two trusts for the benefit of the children of Messrs. Benson and Levine, respectively. Mr. Myerow is the sole trustee of each trust. Excludes 3,500 shares held by Mr. Myerow's spouse as custodian for their children, as to which shares Mr. Myerow disclaims beneficial ownership.

Board of Directors and Committee Organization

        During the Company's fiscal year ended February 29, 1996, the Board of Directors of the Company held a total of seven meetings. The Company has a standing Audit Committee and a standing Incentive Compensation Committee. No director attended fewer than 75% of the Board of Directors meetings or meetings of committees of the board on which he served.

        The Audit Committee, which held one meeting during fiscal 1996, reviews with management and the Company's independent public accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent public accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate. In addition, the Committee reviews with management such matters relating to compliance with corporate policies as the Committee deems appropriate. Messrs. Duncan and McGuinness, neither of whom is an executive officer or employee of the Company, currently serve on the Audit Committee.

        The Incentive Compensation Committee of the Board of Directors acted pursuant to written consent on 20 occasions and held one committee meeting during the fiscal year ended February 29, 1996. In general, the function of the Incentive Compensation Committee is to review the operation of the Company's 1989 Equity Incentive Plan and related programs of the Company. Messrs. Duncan, McGuinness and Myerow, none of whom is an executive officer or employee of the Company, currently serve on the Incentive Compensation Committee.


Director Compensation

        For their services to the Company, non-employee directors receive an annual retainer of $10,000, plus $750 for each Board and committee meeting attended during the year. Directors who are employed by the Company do not receive compensation for attendance at Board or committee meetings. Outside directors are reimbursed for any expenses attendant to Board membership.

        Pursuant to the Company's Directors' Option Plan, Messrs. Duncan, McGuinness and Myerow were initially granted options to purchase 50,000, 75,000 and 95,000 shares, respectively, of Common Stock upon the consummation of the Company's initial public offering in 1989. Subsequent to 1989, under this Plan each non-employee director has been automatically granted an option to purchase 12,500 additional shares of Common Stock on the day after the date of each Meeting of Stockholders of the Company and similar grants will be made to each eligible director after this year's Annual Meeting. Options under the Directors' Option Plan are granted at their fair market value on the date of grant, vest over a period of three years and expire six years from the grant date.


Executive Compensation

        The following table below discloses the compensation received by the Company's Chief Executive Officer and the Company's three other executive officers for the fiscal years ended February 29, 1996 and February 28, 1995 and 1994.

                           Summary Compensation Table

                                                                             Long Term
                                                                          Compensation Awards
                                                Annual Compensation       Options Granted
Name and Principal Position            Year   Salary($)(1)   Bonus($)(2)  (in Shares))(2)
- ---------------------------            ----   --------------------------  -------------------

S. Robert Levine ...................   1996    52,200           0               0
President and ......................   1995    52,000           0               0
Chief Executive Officer ............   1994    52,000           0               0

Craig R. Benson ....................   1996    52,000           0               0
Chairman and .......................   1995    52,000           0               0
Chief Operating Officer ............   1994    52,000           0               0

Christopher J. Oliver ..............   1996   275,000           0               0
Director of Engineering and ........   1995   275,000           0               0
Manufacturing ......................   1994   275,000           0               0

David J. Kirkpatrick ...............   1996   174,952        65,000          10,000
Director of Finance and ............   1995   161,682        60,000           2,500
Chief Financial Officer ............   1994   141,921        60,000           5,000

- -------------------------
(1) Amounts shown include cash and non-cash  compensation earned and received by executive  officers as well as amounts earned but deferred by certain  executive officers at their election pursuant to the Cabletron Systems, Inc. 401(k) Saving and Investment Plan.

(2) Does not include perquisites having aggregate value equal to the lessor of $50,000 or 10% of total annual salary and bonus reported.



                                  OPTION TABLES

        The following table below sets forth, for applicable executive officers in the Summary Compensation Table, information regarding individual grants of options made in the last fiscal year, and their potential realizable values.

                          Option Grants in the Fiscal Year Ended February 29, 1996

                                                                                Potential Realizable
                                       % of                                         Value at
                                    Total Options                                Rates of Stock
                      Options       Granted to                                   Price Appreciation
                      Granted       Employees in     Exercise     Expiration     for Option Term(2)
Name                  (in shares)   Fiscal Year      Price        Date             5 %        10 %
- ----                 ------------   -------------   ----------   ------------   --------   ----------

David J. Kirkpatrick  10,000(1)        .6%           $60.75       10/09/05      $518,303   $1,104,449
- -----------------
(1) The option is exercisable in annual increments of 2,000 shares over the next five years.

(2) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the Securities and Exchange Commission.
The potential realizable values stated are not discounted to present value.


        The following table below depicts option exercise activity in the last fiscal year and fiscal year-end option values with respect to applicable executive officers named in the Summary Compensation Table. The fair market value of the Company's Common Stock at February 29, 1996 was $75.125 per share.

        Aggregate Option Exercises in the Fiscal Year Ended February 29, 1996
                   and February 29, 1996 Option Values


                                                Number of       Unexercised
                                                Unexercised     In-the-Money
                                                Options         Options
                      Shares                    at 2/29/96      at 2/2996
                      Acquired      Value       Exercisable/    Exercisable/
Name                  on Exercise   Realized    Unexercisable   Unexercisable
- ----                 -----------    --------    ------------    -------------

David J. Kirkpatrick   15,000       $775,813    8,000/24,500   $348,313/$713,688

Report of the Board of Directors on Executive Compensation

        The Company's executive compensation program is administered by the Board of Directors. The Board's Incentive Compensation Committee, comprised of the Company's three outside directors, Messrs. Duncan, McGuinness and Myerow, determines the recipients and terms of all grants of stock-based incentive awards under the Company's 1989 Equity Incentive Plan.

        The Company's executive compensation program is designed to retain and reward executives who are capable of leading the Company in achieving its business objectives in the competitive and rapidly changing LAN industry. This report is submitted by the Board of Directors and addresses the Company's compensation policies for fiscal 1996 as they affected the Company's executive officers.

        In determining the Company's executive compensation program the Board has drawn a distinction between Mr. Levine, the Company's President and Chief Executive Officer, and Mr. Benson, the Company's Chairman and Chief Operating Officer, on the one hand, and the Company's other executive officers on the other.

Compensation for Messrs. Levine and Benson

        Mr. Levine and Mr. Benson currently own 26.4% the Company's outstanding Common Stock. As the Company's principal stockholders, Messrs. Levine and Benson have participated very directly in the increase in value of the Company's Common Stock since its initial public offering. Accordingly, the Board of Directors has determined that their cash compensation may remain low, both absolutely and in relation to their contributions to the Company's growth. Therefore, Messrs.
Levine's and Benson's salaries have not increased since the Company's initial public offering. The relatively low salary levels of Messrs. Levine and Benson are not determined by comparison to other companies in the industry or to the Company's corporate performance. Rather, the Board of Directors has determined that it is in the best interest of the Company that Messrs. Levine's and Benson's primary form of compensation for their leadership of the Company be derived from sales and increases in value of their Common Stock.

        The Board of Directors believes the leadership of Messrs. Levine and Benson has been crucial to the Company's outstanding growth record. The Company's overall compensation program for Messrs. Levine and Benson may change in the future as their respective shareholdings decrease to levels at which sales of their existing holdings do not adequately compensate them for their job performance. In particular, cash compensation levels for Messrs. Levine and Benson may, in the future, be based much more directly upon corporate performance, individual contribution and compensation levels for competitive positions in the industry, as is the case for the Company's other executive officers. In addition, the Incentive Compensation Committee may determine that it is in the best interests of the Company and its stockholders to include Messrs. Levine and Benson in the Company's stock-based incentive program.

Compensation for Executive Officers other than Messrs. Levine and Benson

        The compensation program for the Company's executive officers other than Messrs. Levine and Benson is based on the philosophy that cash compensation should vary with the performance of the Company and any long-term incentive should closely align the officers' interests with the interests of the Company's stockholders. Additionally, the Company is committed to providing an executive compensation program that attracts and retains highly qualified executives.

        Compensation  for the executive  officers other than Messrs.  Levine and
Benson consists of base salary, an incentive cash bonus segment and a stock-based incentive bonus segment. In setting base salary levels, the Board of Directors reviews compensation for competitive positions in the industry and the historical compensation levels of the executives. Increases in annual salaries year-to-year are based upon corporate performance and merit ratings measured by actual individual performance (against targeted performance) and various subjective performance criteria. Incentive cash bonuses are based on the Company's meeting or exceeding certain specified financial targets. In fiscal 1996, the Company exceeded its targets and thus Mr. Kirkpatrick was awarded a bonus of $65,000, paid in quarterly installments.

        The Company seeks to provide long-term compensation through its stock-based incentive compensation program. Stock options are granted to aid in the retention of key employees, including eligible named executives, and to align the interests of key employees with those of stockholders. Stock options are granted at a price equal to the fair market value on the date of grant. Stock options typically are granted on an annual basis and become exercisable over a five-year period. They are granted to key employees, including the named executive officers, based on current performance, anticipated future contribution based on that performance, ability to contribute to the achievement of the Company's strategic goals and objectives, taking into account awards generally made to persons in competitive positions in the industry, as well as the individual's current level of Company stock holding. The size of the award is also determined based upon these factors. In fiscal 1996, stock options for key employees, including eligible named executive officers, were granted upon recommendation of the management and approval of the Incentive Compensation Committee.

        Consistent with the parameters of the Company's stock-based incentive compensation program, Mr. Oliver, in light of his significant stockholdings in the Company and the resulting alignment of his interests with those of the Company's stockholders, has not been awarded options or other stock-based incentives. Mr. Kirkpatrick, in contrast, has been awarded significant stock-based incentives. Details on stock options granted to the named executive officers are provided in the table entitled "Option Grants in the Fiscal Year Ended February 29, 1996." Current levels of stock ownership are provided in the table entitled "Beneficial Ownership."

        The Company maintains a broad-based, qualified employee stock purchase plan to encourage employee ownership of Cabletron stock. Participation in the Plan is generally open to all employees after six months of continuous employment. This plan allows participants to buy Cabletron stock at a discount to the market price with up to 10% of their salaries, subject to a maximum dollar value.

        With respect to the above matters, the Board of Directors, including members of its Incentive Compensation Committee in such capacity, submits this report.

                               BOARD OF DIRECTORS
                                Craig R.. Benson
                                S. Robert Levine
                                Michael D. Myerow*
                                Paul R. Duncan*
                                Donald F. McGuinness*

*Member of Incentive Compensation Committee

                        Comparison of Stockholder Return

        Set forth in the line graph below is a comparison of the annual percentage change in the cumulative total return on the Company's Common Stock to the cumulative total return of the S&P 500 Index and the S&P Communication - Equipment/Manufacturer Index and for the Company for the period commencing on February 28, 1991 for the indices and ending on February 29, 1996.

         Comparison of Cumulative Total Return from February 28, 1991 through February 29, 1996(1)

Cabletron Systems, Inc., S&P 500 Index and S&P Communication -
Equipment/Manufacturer Index



The following table will be presented in graphical format in the definitive proxy



                                                   Cumulative Total Return

                           2/91(1)    2/92    2/93    2/94    2/95    2/96

Cabletron Systems, Inc.     $100      $165    $212    $339    $269    $509

S&P 500 Index               $100      $116    $128    $139    $149    $201

S&P Communication - Equip-  $100      $158    $162    $156    $176    $292
ment/Manufacturer Index
- ----------------------
 (1) Assumes that $100 was invested on February 28, 1991, at the closing sales price of the Company's Common Stock and each index and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Stockholders' returns over the indicated period should not be considered indicative of future stockholder returns.

        Each of the Report of the Board of Directors on Executive Compensation and the Performance Graph set forth above shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise to deemed filed under such Acts.

                QUORUM, REQUIRED VOTES, AND METHOD OF TABULATION

        Consistent with state law and under the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

        The nominees for election as a director at the Meeting will be elected if they receive a plurality of votes properly cast. An affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote at the meeting is required to approve the increase in the Company's authorized Common Stock and the increase in shares of Common Stock available for grant under the 1989 Equity Incentive Plan. The election inspectors will count shares represented by proxies that withhold authority to vote for a particular matter or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the matter.


                              CERTAIN TRANSACTIONS

        During fiscal 1996, the law firm of Myerow & Poirier, of which Mr. Myerow, a director of the Company and member of its Incentive Compensation Committee, is a partner, from time to time provided legal services to the Company, for which the Company paid such firm a total of approximately $223,100. The Company expects to continue to retain the services of this firm from time to time during fiscal 1996.


                     RELATIONSHIP WITH INDEPENDENT AUDITORS

        The Board of Directors has selected the firm of KPMG Peat Marwick LLP, independent auditors, as auditors for the Company for the fiscal year ending February 28, 1997. A representative of KPMG Peat Marwick LLP is expected to be present at the Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

        Proposals of stockholders submitted for consideration at the 1997 Annual Meeting of Stockholders must be received by the Company not later than February 8, 1997 in order to be considered for inclusion in the Company's proxy materials for that meeting.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with all copies of
Section 16(a) forms they file.

        Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the fiscal year ended February 29, 1996, all filing requirements were timely satisfied.


                                 OTHER BUSINESS

        The Board of Directors knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable.